CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy, Inc.
Conference Call Transcript
November 6, 2025 10:30 am ET

Operator:	Good day and thank you for standing by. Welcome to the U.S. Physical Therapy Third Quarter 2025 and Full Year Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speaker’s presentation, there will be a question-and-answer session. In order to ask a question during the session, please press the star (*) key, followed by the number one (1) on your telephone. Please be advised that today’s call is being recorded. If you require any further assistance, please press star (*) then zero (0). I’d now like to turn the call over to Chris Reading, Chairman and CEO. Please go ahead, sir.

Chris Reading:
Thank you. Good morning, and welcome everyone to U.S. Physical Therapy’s Third Quarter 2025 Earnings Call. Got a few of our executive team on the line with me this morning, including Carey Hendrickson, our Chief Financial Officer; Eric Williams, our President and COO: East; Rick Binstein, our Executive VP and General Counsel; Jason Curtis, our Senior Vice President of Accounting and Treasury. Before we begin to discuss our quarter and our year-to-date performance, I know we need to cover a brief disclosure. So, Jason, if you would, please.

Jason Curtis:	Thank you, Chris. The presentation includes forward-looking statements which involves certain risks and uncertainties. These forward-looking statements are based on the company’s current views and assumptions. The Company’s actual results may vary materially from those anticipated. Please see the Company’s filings with the Securities and Exchange Commission for more information. This presentation also includes certain non-GAAP measures defined in Regulation G, and the related reconciliations can be found on the Company’s earnings release and the Company’s presentations on our website.

Chris Reading:
Thanks, Jason. So, I’m going to start out, provide a little color on the quarter, also talk about some things we’re working on and how we kind of are looking into next year. I have some prepared comments that I’m going to touch on. I’m also going to go off script a little bit. I came out to my office this morning, I haven’t really thought about it before this morning, and I think if I’m right, this is my 84th earnings call. So, this week, on my 22nd anniversary with the company, 21 years since I took over in November of 2004. So, a bunch of these.

You know what, I’ve looked at our stock as the market opened, and I was a little bit surprised at the reaction frankly.  I want to hit on some highlights. I want to talk about what we’re working on, and how we would look at things going forward. So, I think we’re looking at things maybe a little bit differently, but volume has continued to be strong for us in the quarter. We’re up 18%, but certainly a bunch of that is Metro, which you know, we completed that acquisition in November. It was November of last year. We’re doing great, but what I want to point out is we’ve added a total of 84 PT facilities, so a lot more than just Metro in this last year, and that’s 84, net, but we’ve added actually more than that and that number’s net of closures. But, this last quarter, visits per clinic per day produced a new record for us for Q3 to 32.2, underscoring our ability to continue to grow.

You know what’s driving all that is the care and the service and the amazing connections that our clinical people are making every day, not just the clinical people, but the people who greet our patients as they come in the door. Patients come in, they’re in pain, they’re frightened, and in some cases, they’re worried about the ability to do the things they’ve always done. As I mentioned in the last earnings call, last quarter, our net promoter score is over 90, almost mid-90s, across our entire company for our patients and our out-patient facilities. Just incredible. So, look, none of this is perfect at any given point, but we are making a difference in a lot of patients’ lives. Those patients recognize the value and the service they’re getting from us. They pay their bills, collect their money, and then we get them back later when pickleball happens, or there’s something else that causes their function to be impacted.

This quarter, again, maybe it’s against the soft quarter a year ago a bit, but gross profit grew 30%. I haven’t seen those numbers in a long time, even if you just add some of the noise from a year ago, still mid-teens gross profit increase number for PT, and that’s in the middle of an inflationary period and a period where staff is more expensive. We impacted our salary and related cost per visit on a year-over-year basis and actually went down some. We’re working on a number of initiatives including AI-driven documentation, including what I refer to as the semi-virtualization of our front desk operations, and that’s rolling out. We have a target for that by year end of 200 facilities, about halfway there, but we’re beginning to see some impact from both of those things, and we’ve got more to come. We’re just on the front-end of a number of these things, which takes some time.

If we look at the year, one of the big headwinds we’ve been faced with quite honestly now for five years is this Medicare headwind. CMS produced the final rule on Friday. It came out as it often does and there were some incorrect tables in our part of the rule that we had to contact CMS about, and it took them a couple of days. They looked at it. In fact, they were incorrect.  They’ve updated those tables. It’s got a little bit better than the last time we talked. I think the last time – and we’re not done with our analysis. Last time, we said it was going to be about a 1.5% increase, probably a little better than that right now. This year’s more complicated than most because of the significance and the change in the geographic index factors that kind of shuffled all around the country.

One of the things that swung for us was that the net positive reimbursement for manual therapy, which is when we put our hands on our patients when we mobilize joints, when we restore motion, again, through that very upfront and close personal contact, in very precise ways. We do that on almost every patient that comes in the door. Manual therapy was slated to go down. We challenged their assumptions, and in this final rule, manual therapy will go up slightly. So, it reversed from the negative to a slight positive. So, that’s positive for us as we re-sort the impact of this final rule.

The other thing that I think will be meaningfully positive is that in 2024, we went and began to roll out remote therapeutic monitoring, which was a new code for us, and the rules around that code - I’m not going to go through all of it, but it required a lot of visits and a lot of monitoring which we did with the partner, Limber. Great guys and they’ve done a great job, but it was clunky. Took a little while, we had to integrate Limber’s tool into our EMR system that took some considerable time, wasn’t within our control frankly, and by the end of the year, we hadn’t gotten the traction with our partnerships that we had hoped. Now, what CMS has appreciated, which is what we’ve appreciated, that the patients who go through and have as part of their care remote therapeutic monitoring actually get better outcomes, they’re more engaged with their home program, and they’re more adherent to their total program which helps them to regain function.

So, CMS, again, with encouragement from groups like APTQI and others, they’ve reduced significantly the number of visits that it takes in order to get to a billable code. We now have a fully integrated working model through an app which integrates well with our EMR, and so beginning 2026, this will be a reinitiation of that opportunity for us which we’re just right now, skimming the surface of. So, for the first time in a while, we’re going to see some blue sky in 2026, particularly in terms of our Medicare reimbursement. We see additional opportunities around remote therapeutic monitoring, and then we’ve got these internal initiatives to help with our efficiency, and our patient flow and our cost overall. So, that’s very encouraging.

I want to shift the gear a minute and talk a little bit about our injury prevention business. Both of those teams are doing really well this year. I’ve read in one of the analyst reports that injury prevention for the quarter was disappointing. Look, this quarter, we’ve lapped an acquisition that we had in the last quarter which gave us mid-20s revenue growth. If I remember right, it's 14%, 15% this quarter. That's purely organic. Still strong revenue growth. That's where we've been. We've got other injury prevention opportunities in the pipeline. We continue to love this business. Deals happen when we get them done. We don't talk about them, and we don't put information out ahead of time. But you're going to continue to see us grow this business because we have high confidence in our teams in both injury prevention partnerships. We have other things in the market that we like that we think are going to be impactful, help us to grow our industry verticals and help us to grow our service opportunities. We started this in 2017, and we had a great team, but we had a very small company, very narrow service line. The service lines have broadened significantly over the years. Teams got even stronger and our industry verticals have gotten wider and wider as we've added more programs and services. You're going to see that continue to be a strong focus for us.

Let me just say this in closing. I know I touched on a number of things. This is a team that doesn't give up. We've had a lot of headwinds over the years. It's been challenging. We always find a way. If you look at the Medicare cuts that we've absorbed in these last few years, it aggregates over 11%. If you look at the impact just in this year, it's a $25 million cumulative profit impact. Yet we found a way throughout all those years to continue to grow. Now that Medicare headwinds are going to be gone, we have some good things in the mix. We still have great capital structure, and we have a very, very strong resolve to take this company forward and do the things that we've said we're going to do.

With that, I'm going to turn it over to Carey to cover the details and we look forward to your questions. Thank you.

Carey Hendrickson:	Great. Thank you, Chris. Appreciate it. Good morning, everyone. Let me highlight a few performance metrics that drove our strong results in the third quarter, some of which Chris has covered, but just to emphasize them. Our average visits per clinic per day was 32.2. That's the highest third quarter volume per clinic per day in our company's history. Our total patient visits increased 18% year-over-year, supported by the 84 net owned clinic additions Chris mentioned since the third quarter of 2024, and also a solid 2.2% increase in visits in our mature clinics.

Our PT salaries and related costs per visit actually decreased this quarter. They decreased 40 cents per visit compared to the prior year. That's the first time we've seen a decline in our salaries and related costs since the fourth quarter of 2023. And then our IIP revenue grew almost 15% and our IIP gross profit was at nearly 11%, which is all organic growth. And then finally, our adjusted EBITDA increased $2.8 million or 13.2% to $23.9 million.

Turning to patient visit volumes, we recorded 1,524,070 clinic visits in the third quarter, along with 30,137 home care visits. Our average visits per clinic per day, as I mentioned, was 32.2, and it was 32.2 in July. It was 31.9 in August and then 32.7 in September, which follows our normal seasonal pattern with volumes typically picking up in September after the summer months. Our home care visits continue to build nicely. They move from just under 23,000 in the first quarter to a little above 28,000 in the second quarter, and now a little above 30,000 in the third quarter. Those are continuing to build.

Our net rate per patient visit for the third quarter was $105.54. That was up modestly from the second quarter of this year, down slightly from the third quarter of last year. September was our highest monthly net rate of the year. So, it grew in September as the highest month of the quarter and certainly the highest month of the year, and that exceeded $106.00 per visit. So, the trajectory there is good.

As a reminder, we absorbed a 2.9% Medicare rate reduction that took effect at the start of the year, and then we saw some rate mix shifts a little bit in the third quarter. Most of our year-over-year visit growth came in the commercial and Medicare categories. So, by payor category, commercial visits year-over-year, which are about $106.00 a visit, so slightly above our average rate, were up about 20% in the third quarter compared with last year. Medicare visits, which averaged approximately $94.00 per visit, so that's below our average rate, increased 18%. And then workers' compensation visits at roughly $145.00 a visit increased at a lesser rate of 5%, partly because we're cycling against some significant increases in our workers' comp business in the prior year. And we're continuing to focus on expanding our higher rate workers' comp business and expect to add several new workers' comp network relationships before the end of this year.

Our physical therapy revenues were $168.1 million in the third quarter of 2025, which was an increase of $25.4 million or 17.8%, from a year ago. Most of that growth came from acquisitions we completed since last year, with Metro in New York, which we acquired last November, contributing $19.5 million to our third quarter revenue. Our PT operating costs totaled $136.9 million. That was an increase of $18.2 million or 15.3%, compared to the same quarter last year.

Importantly, as I mentioned, we managed costs effectively. As I noted earlier, salaries and related costs per visit decreased year-over-year from $62.47 in the third quarter of ‘24 to $60.07 in the third quarter of ‘25. Total operating costs per visit increased just 1%, moving from $86.00 per visit last year to $86.88 this year, which we view as a strong result given the inflationary environment. Our physical therapy operating margin was 18.6%. As a reference point, we made a small reallocation of amortization between our PT and IIP segments in the third quarter, and then we adjusted the prior year amounts to align with the current year presentation. And we'll continue that approach going forward, making a prospective change on that. The change results in a slight increase of about 20 to 30 basis points in our PT margin across all periods, and then a decrease of about 170 to 200 basis points in the IIP margin.

Speaking of IIP, as Chris mentioned, our IIP delivered another strong performance in the third quarter. IIP net revenues increased $3.7 million, or 14.6%, while IIP income rose $546,000 or 10.7%. And again, emphasizing this growth is all organic. We've not made any IIP acquisitions since the third quarter of last year, and our IIP margin for the third quarter was 19.6%.

Turning to corporate costs, they remained in line with expectations. Our corporate expenses were 8.5% of net revenue, compared with 8.6% in the third quarter of 2024. As I mentioned last quarter, we're in the early stages of implementing a new enterprise-wide financial and human resources system. During the third quarter, we incurred about $700,000 in implementation costs related to that project. And consistent with our practice for similar non-recurring items, we add those costs back to our adjusted EBITDA calculation.

Operating results for the third quarter were $10.1 million, down slightly from $10.4 million a year ago. That small decline is mostly due to lower interest income of $1 million. We had excess cash in our balance sheet in the third quarter of last year, but that's now all been deployed into acquisitions. So, we didn't get the interest income associated with that. And then we also had higher interest expense of $400,000. That's associated with the higher debt balance this year because we made acquisitions and put a small amount on our revolver, which we didn't have anything on our revolver last year in the third quarter. On a per share basis, operating results were $0.66 compared with $0.69 in the same quarter last year.

Our balance sheet remains in excellent shape. We currently have $132 million on our term loan, with a swap agreement in place that fixes the interest rate at 4.7% through mid-2027. In addition, we have a $175 million revolving credit facility with $26.5 million drawn on it at September 30, 2025. We ended the quarter with $31.1 million in working capital cash. We've not yet repurchased any shares under the share repurchase program we established in August. We view that as a prudent tool to have at our disposal, but acquisitions will continue to be our primary capital allocation priority, consistent with our long-term growth strategy.

Finally, as noted in our release, we reaffirmed our adjusted EBITDA guidance to be in the range of $93 million to $97 million for full year 2025, reflecting our third quarter results and our current expectations for the remainder of the year.

With that, I'll turn the call back over to Chris.

Chris Reading:	Thanks, Carey. Okay. Operator, I know you have some questions, so let's go ahead and open up the lines. I'm happy to take those questions.

Operator:	At this time, if you would like to ask a question, please press star (*) one (1) on your telephone keypad. You may remove yourself from the queue at any time by pressing star (*) two (2). Once again, that is star (*) one (1) to ask a question.

Our first question comes from Brian Tanquilut with Jefferies. Please go ahead.

Brian Tanquilut:
Hey, good morning, guys. Good morning. Maybe, Chris, I'll ask first, I mean, what are you seeing in the demand environment for physical therapy and then the other side of that, how are you seeing or what are you seeing in terms of clinician recruitment and retention? I mean, I know you guys called out the decline in salary per visit, so just curious what are the dynamics that you're seeing there. Thanks.

Chris Reading:	Yes, demand has, for us, pretty much all year continued to be strong. I would say in the quarter, we had a little bit of a shift between July and August. July was better, much better than we expected. Actually, it was very similar to June, which doesn't normally happen. And then, August was a little bit softer, concerned us a little bit, and then we popped right back up in September. And so, I think what happened was we just, we were busier in July than normal. We probably shifted some summer vacations into August, which impacted us a little bit. These are slight number shifts. Demand’s pretty much been good everywhere. On the supply side, on the labor side, we made a number of investments over the last year plus in terms of our recruiting, new tracking app and tracking platform, new people in resources devoted toward developing more robust school relationships and services and programs and content for students that are still in school. And that, we think, is paying dividends. Our time to fill positions is down, and our turnover is really good. Really across all parts of the company, but we’re definitely not paying people less. The market’s not soft by any stretch. Knowing therapists still have a lot of debt when they come out of school and plenty of opportunity in terms of employment where they can go. And so, it’s competitive in that regard but I think we made some incremental positive strides over the last 12-15 months in terms of our infrastructure, our ability, and our capability, and we’re seeing that payoff.

Brian Tanquilut:
Got it. That makes sense. And then, Carey, as I think about your cash generation, I mean, these are good cashflows in the quarter, I know you announced a buyback last quarter but did not have that. Just curious how you’re thinking about opportunities on M&A side versus weighing, you know, share buybacks and also, I know you and I have had conversations about how IIP is a focused area for M&A. So maybe if we can just touch on that in terms of why that is.

Carey Hendrickson:	Yes, sure. On the repurchase side, as I mentioned in my remarks, we think that’s a good tool to have at our disposal and we weigh that versus acquisitions but certainly acquisitions at this point, we’ve got a number of them that are in process, that we hope to get across the finish line in the relatively near term. But it’s just a much better use of our capital at this point, our acquisitions, because the acquisitions we’re looking at, to your point, are IIP acquisitions. We’re going to continue to do PT acquisitions, but we are focused on IIP because of the return dynamics. I mean, the growth prospects on that side of the business are better and so that’s where we’re really focusing a lot - on IIP, our acquisition attention is on that side of the business. So better revenue growth, better profit growth there so - and we need that segment to get larger. So that’s what we’re really looking at. Yes.

Brian Tanquilut:	Awesome. Thank you.

Operator:	Our next question comes from Benjamin Rossi with JP Morgan. Please go ahead.

Benjamin Rossi:
Hey, thanks. Good morning. Appreciate taking my question here. So just hoping you could discuss some of the competitive dynamics that you may be seeing across your markets in physical therapy. Just given some of your commentary about the strong demand backdrop. So when we think about existing market competition, to like your primary markets and Medicare Commercial and Workers’ Comp, can you just kind of walk us through competitive dynamics this year and maybe if you’re seeing any pressure for newer offerings or coverage that’s kind of changed some of your inbound demand?

Chris Reading:	Yes, Ben, it’s hard to quantify and particularly it’s hard to say well this year is different than prior years. I can tell you and, again, I’m going to speak into some generalities, I’m not going to call anybody out but across some market we typically compete with small practices, Mom and Pops, we compete with hospital based practices where PT is often primarily not at the top of their list in terms of product lines, and then we compete with other large providers, with other consolidators in the market. And really since I would say since the latter part of 2022, some of the larger PE backed companies have been balance sheet constrained and so we’re seeing multiples on the acquisition side come down a little bit. That wasn’t specifically your question, but we have seen an impact there.

In terms of boots on the grounds and who gets which patient, really hard to measure but we all have relationships, we’re all out there hoofing it to try to get and to keep the relationships that we have and expand into new relationships, it’s a  competitive market, but we’re in as good of a position as anybody just because our balance sheet is so good. So, we have the ability to deploy resources, we have the ability to make long term investments and make decisions that aren’t based upon crisis or other balance sheet pressured things. And so, I think, over time just to our benefit, which is one of the reasons our visits per client per day continue to move up in spite of the general market challenges overall.

Benjamin Rossi:
Got it. Okay. Appreciate the comments there. I guess just thinking about the broader backdrop across your maybe maturer cohort and the volume growth there, can you just parse out core growth figures and maybe how that core growth looked across those main segments like Medicare,  commercial and Workers’ Comp or at least maybe like directionally what was up or what was down year-over-year?

Carey Hendrickson:	Yes, sure. So, in our - within the mature clinic mix, Commercial and Medicare were both up. Commercial was up in visits about 2.5%, 2.5% to 3%, Medicare was up about 4.5%. So, for both of those, visits increased and taking those two together, it was about 3.5% increase in Commercial and Medicare.

Similar to our overall business, Workers’ Comp dipped a little bit in their number of visits year over year in the third quarter. So, that kind of affected the rate a little bit for the mature clinics in the quarter. So our visit growth was 2.2% and then we had a little bit of a mix shift. Commercial’s right at our average rate, Medicare is a little bit below our average rate and that’s where we saw the growth, then Workers’ Comp dipped a little bit which is a high rate payor category. So, rate decreased 2.0% for the third quarter in mature clinics. So 2.2% visit growth, 2% revenue growth, so it was up to slightly from a revenue standpoint year over year. And that’s by category that we see. Yes.

Benjamin Rossi:	Thanks. Thanks for the comment.

Operator:	Our next question comes from Joanna Gajuk, with Bank of America. Please go ahead.

Joanna Gajuk:
Hi, good morning. Thanks for taking the question. First, I just have a very quick follow-up on the final Medicare rates being set, based on the proposal, you estimate it will be about $1.5 to $2.5 million to adjusted EBITDA. So based on your, I guess, updated estimate of the impact, it sounds like it’s not finalized yet, but where do you land right now in terms of adjusted EBITDA tailwind?

Carey Hendrickson:	So, Joanna, I think…

Chris Reading:	Joanna, I don’t think we’re there yet.

Carey Hendrickson:	Yes, we’re not there yet…

Joanna Gajuk:	[Laughter]

Carey Hendrickson:	…because it’s different. The tables weren’t…

Chris Reading:	Didn’t come out until Tuesday so…

Carey Hendrickson:
Yes, and it’s a pretty complicated calculation. We have to go through by market. But I would say the increase we expect to be really more of a floor of 1.5% now where as we thought that may be kind of where we would end up. And, it could be greater than that and we’ll certainly give more color on that on our next call but the fact that it’s a positive going into 2026 is really, really good.

Joanna Gajuk:	All right, so I guess, yes, it’s going to be a little better than that number. So that’s only 2%...

Carey Hendrickson:	Yes.

Joanna Gajuk:	…to adjusted EBITDA growth next year just for that. I know you’re not giving guidance and as you said you’re finalizing a lot of different things, but anything else we should be thinking about in terms of tailwinds into next year?

Chris Reading:
Other than what we’ve talked about, we’re working on some cost things, obviously, those are beginning to come through. You know, AI driven documentation, virtualization of the front desk. We talked about remote therapeutic monitoring being, you know, now an update to our high-priority work list for 2026 where there’s some reimbursement that we’re not having right now just because of the complexities historically around how the government set up and funded this program. It’s gotten much more logical and much more doable and so we’ll focus on that. And then, we’ve got some things that we haven’t talked about yet, that we’re not quite ready to talk about that’ll be very positive next year that we expect to give an update when we provide guidance and talk about our year-end numbers. We think we’ll be far enough along then to lay it all out.

Carey Hendrickson:	Yes, and on the headwinds side…

Joanna Gajuk:	All right, so I guess to – oh, go ahead.

Carey Hendrickson:	…I don’t think of anything significant on the headwinds. You know, we’ve had - obviously, the big major headwind that we had in the last five years has been the Medicare rate and we thankfully don’t have that headwind going into 2026. So that’s why, you know, at this point -- we’ll give guidance later -- but we feel good about how things are shaping up for 2026.

Joanna Gajuk:
Okay. If I may - a different topic, a different question. I noticed in the release there's some additional reversal of the payouts from acquisitions. I think you had this in a couple of quarters in a row. So, anything in particular? What's causing that reversal?

Carey Hendrickson:	I'm sorry, that's on what, Joanna?

Joanna Gajuk:	On the payouts from acquisitions. You had, I think, $11 million this quarter.

Carey Hendrickson:	Yes. That's really just - every quarter we re-project where we think they're going to end up for whatever the earnout period is and we have to make adjustments based on the Monte Carlo simulation. It's really just based on actual performance, but we put lofty targets out there for our acquisitions to achieve and we expect them to achieve that. But if they don't quite get there, then we have to back it off a little bit. Chris, anything else you'd say about that?

Chris Reading:
No, I mean, it's just a quarter-to-quarter adjustment that predicts, attempts to predict, where we'll end up at the end of another period. To be honest, it's an exercise that I don't think is particularly meaningful, but we have to do it because it goes up and down every quarter. Not actually what we're spending at any given time.

Operator:	As a reminder, it is star (*) one (1). If you'd like to ask a question. We'll go next to Larry Solow with CJS Securities. Please go ahead.

Larry Solow:	Great.

Chris Reading:	Hello.

Larry Solow:	Hey, Chris. Good morning. Good morning, everybody. Congrats on your 84th call. I think if I do the math. This is my 73rd one listening in. It's been a fun ride. I guess just first question, I appreciate all the color on the volumes. Just in terms of the mature clinics, and I know they were a little bit flat too last quarter and pretty flat this quarter on both a price and a volume, I guess. Net just - and you've discussed the pricing pretty well. You parsed that out pretty well. Just any thoughts on the flatter volumes, and how you can maybe, is that just a timing thing, a staffing issue? What do you - any color there?

Chris Reading:
Yes, I mean my sense is, is that anytime you're focused on trying to ring out cost, you probably ring out a little bit of volume and so you have to pick your poison and we're trying to obviously get it right in each and every situation. There are literally thousands upon thousands of those situations when you look at daily schedules and how many therapists we have and all of it. I don't look at 2.2 as flat, although I would've rather it been three, let's say.

Larry Solow:	Right.

Chris Reading:
More on our average and on the flip side, we made a little bit of an impact on the cost side, so I think there's probably some impact there from trying to be as efficient as you can and not have slack resources. Slack resources allows you to take a walk up and, have people just show up and, and be able to deal with them. When you don't have slack resources, it makes it a little bit harder to do that and so I think that's part of it probably.

Larry Solow:	I know, I appreciate that. In terms of the new ERP system, which is, I guess, a modest headwind in terms of cost today, does that become a benefit? I mean, obviously I know you're tying that in with a lot of your AI, virtual notes, taking stuff like that too. Maybe hard to isolate that by itself, but does that end up being an efficiency benefit at some point?

Chris Reading:	Certainly Larry.

Carey Hendrickson:	Yes. Larry…

Chris Reading:	Yes. Go ahead Carey.

Carey Hendrickson:	It'll be a big efficiency positive for us in the finance and accounting area and with the human resource side too. It'll be a really good tool for all of our employees to use for - it’ll be a one-stop place that can go and get all their HR information and their financial information too, if they have financials that they need to view. Everything will be viewed there at the same time, and I think what it does is just provide us quicker and probably more information to manage our business. From that perspective, it's going to create some efficiencies and positives for sure.

Larry Solow:
Great. If I could just switch gears for one last quickly on the injury prevention. Sounds like, really knocking it out of the park on the top line with mid-teens growth. I don't know. Is that number hard to say sustainable over a multi-year period, but it does feel like you do expect that business to certainly grow faster than the PT business. I guess any color there and then the follow up would be just a little bit of a gross margin came in a little bit lower, I guess, year over year. Anything we should be concerned about on the IIP side?

Chris Reading:	Carey, you take the gross margin one because you touched on it, so maybe re-clarify that.

Carey Hendrickson:
Yes, so gross margin but when you look at it year over year, it did for IIP come down a little bit. It was 20.3% on the properly adjusted basis in 2024, it was 19.6% in the third quarter of this year. A little bit of dip there, but that margin continues to be really, really strong near that 20% mark. Part of it is we have added some auto clients and over the last year which have a little bit lower margin, but that's good business. That's why you see that top line growing at the 15%, but not quite as much on the bottom line growth, the 11% because it depends on the mix of the business there and what their margins are for those. Nothing really notable to point out related to the margin difference quarter to quarter.

Chris Reading:	Larry, in terms of growth, I don't know if - I don't pretend to have a perfect crystal ball, but –

Larry Solow:	No, I get that.

Chris Reading:	We’ve been growing at a pretty good clip. In the early first couple of years, year over year growth was more like 30 or 40 for a while. As we get bigger, it gets a little bit harder and I think mid-teens is pretty good number right now, but as we add these other companies, and we pick up more services, it gives us a bigger opportunity to cross sell. In that regard, I do think there's a sustainability element, particularly as we've added programs over the years that, and our team has gotten better at cross selling and I think we can grow certainly at an outsized rate compared to PT when you look at organic growth.

Larry Solow:	Thank you for all the color. I appreciate it.

Operator:	Our next question comes from Constantine Davides, with Citizens. Please go ahead.

Constantine Davides:
Thanks. Chris, just on the home care visits, can you just talk about directionally how you think that's heading? Are these still largely confined to the metro asset? Have you expanded the model out to any of the other logos at this point?

Chris Reading:	Yes. Eric, you want to take - I'm going to let Eric speak to that, but yes, it's primarily Metro.

Eric Williams:
Yes. It’s really regional, so it's mostly New York. I mean, we've expanded into the New Jersey market. Metro had the biggest footprint, obviously in home care operating out of New York. It's easy to expand as we go to a city over and a state over and I still think that's going to be the area where we have the biggest expansion opportunity, but we are looking elsewhere within the portfolio around where we can replicate that and make an impact. Still believe it can generate growth for us as we continue to grow forward, but right now most of it will be in the northeast.

Constantine Davides:	Can you maybe speak to the relative margin differential between a home-based visit and just historical level of margins on the core PT business?

Eric Williams:
I'll speak to it specifically to New York, New Jersey. Obviously, we're treating Medicare - the Medicare reimbursement up in the Northeast is very, very favorable as compared to other parts of the country and doing home care, you do generate pretty decent margins because you’re only real overhead associated with home care is labor rates and you pay a little bit more for home care staff but margins are healthy in this business. I can circle back and get you a number for you. I don't have that in front of me. It won't be the case everywhere. I mean, there are markets where just based on cost of labor and decreased Medicare rates, it won't make as much sense for us. Right now, the Northeast has a very, very healthy rate. We're able to find labor and generate economies of scale, which is another big part of the program. I mean, when you bring home care people on while they're typically paid on a per visit basis, your ability to attract staff is really based on having the ability to give them a full schedule. For us, it's easier to grow off of an existing program and expand as we move into different zip codes.  Little bit lower margins when you're starting up a program for the first time. I hope that color helps a little bit.

Constantine Davides:	No, it does. That's great. Then, Chris, in your prepared remarks, you highlighted the really strong growth in the number of facilities and I guess I'm more focused on de novos here, but it looks like you're going to be pushing probably in the 35 to 40 range this year. I'm wondering, what's the limiting factor on that? Is this kind of a new normal in terms of what you're targeting year in, year out, or is this just - is 2025 just a year of just more pronounced de novo growth?

Chris Reading:
No, you know so a limiting factor really is not our ability to get de novos out of the ground to do more than we’re doing. It’s having the right person ready to take over that facility in a leadership position, then being able to backfill that person in an existing clinic. So that’s part of it. Our partners have to be willing to take a near-term dip in distributions and other things again to fund that facility and get it up and out of the ground. Having said that, we’ve got some things that we’re working on behind the scenes. Again, this falls into the category of not yet fully baked and yet that will help us in certain markets accelerate our de novo opportunity and that is something we will spend some time on, I think in February when we release our year-end earnings and talk about what we expect to do going forward. That’s a general timeframe when we’re going to be ready to talk about some of these other things but I think in that 30-50 range is likely where we will be.

Constantine Davides:	Great, thank you, Chris.

Chris Reading:	Thanks, Constantine.

Operator:	Once more, ladies and gentlemen, it’s *1 if you’d like to ask a question. We’ll go next to Mike Petusky, with Barrington Research. Please go ahead.

Chris Reading:	Hey, Mike.

Carey Hendrickson:	Good morning, Mike.

Chris Reading:	Mike?

Operator:	Mike, your line is open.

Mike Petusky:
I’m sorry, sorry, sorry. I’m here. Sorry, I’m on mute. Okay. Carey, I know that you talked to the year-over-year declining gross margin in IIP but I’m actually more confused and you may have addressed this and I missed it, but confused by the sequential decline in that gross margin. Did you talk about that or could you talk about that?

Carey Hendrickson:	Yes, so I mentioned earlier in the call that we had some amortization that had been allocated to PT segment that really should have been allocated to the IIP segment so we made that adjustment and we’re going to make that on a prospective basis. So, it increases our PT margin a little bit by about 20-30 basis points and it decrease our IIP margin by 170 to 200 basis points.

Mike Petusky:	Okay.

Carey Hendrickson:	So that last quarter as reported is not apples to apples with this third quarter. But as we go along, we’ll just prospectively present previous periods in the same manner as the current period, with that IIP amortization actually squarely placed in IIP. So, if you look at any of those previously reported periods, like the second quarter of this year, the margins in those periods would have been 170 to 200 basis points less than what we showed in our reports with this change.

Mike Petusky:	Got you. Okay. Perfect. Then in terms of workers comp, what percentage of overall revenue was workers comp this quarter?

Carey Hendrickson:	Yes, hold on, one second. I believe it was 9.6%, I believe that’s what it was 9.7%. It was 9.7% and overall we did see workers comp growth in visits. It was about a 5% increase in workers comp visits for our total book of business. With mature clinics, when I was speaking of mature clinics, it was down a little bit in mature clinics but it is up overall 5%. Workers comp just didn’t see as big a growth as commercial and Medicare which were at 20% and about 18%, respectively. So we did see an increase in workers comp visits.

Mike Petusky:	Let me – yes.

Eric Williams:	Okay. I’m happy to throw a little more color on the work comp side here. To Carey’s point, the growth wasn’t as robust as what we’ve been seeing over really 2024 and first couple of quarters this year was around 5% on the visit side, it was around 5% year-over-year growth on the rate side and Q3 revenues were up just under 10%, Q3 25 compared to Q3 24. On a year-to-date basis, revenues are up 19% in work comp, visits are up 9% and rate has been up about 9.4%. We signed 11 new contracts in 2025 with work comp, two of which came online in Q1, four of them in Q2, two of them late Q3 and three of them are coming online late Q4 so we still have growth opportunity that we’re going to see on the work comp side. But it’s also a concerted effort around volume pull through and a focus on our PPO contract which pay a higher rate than some of the work comp specialty network. We still foresee good growth on the work comp visit side as we move forward into 2026.

Mike Petusky:
Okay, great. Just a couple of more quick ones. 1.5% what you guys are calling probably a floor on the Medicare update for ’26. I mean could the ceiling be as high as 2% or are we really talking it’s 1.5 or it’s 1.6 or 1.7 like pretty close.

Chris Reading:	Mike, my gut tells me it’s going to be pretty close to 1.5, 1.6, 1.7, probably. I don’t know that it gets to 2. What could take it to 2 is if we can ramp up remote therapeutic monitoring and get that to a meaningful percentage of our Medicare patients, that would pick us up a few dollars per visit over the course of a case and so that would be a nice lift. That would be a difference maker. But we think on the base, the reason this is so complicated right now is so many of the geographic index factors which normally don’t move very much, moved a lot and so we have to model not only the historic look at what the changes would have done but a prospective look, we have to estimate what we think the migration would be from Medicare Advantage to Medicare and frankly, it’s not entirely precise. It requires some guestimation and so that’s why we’re being a little less precise around this because it’s not quite easy to pin the tail on it as it has been in the past.

Mike Petusky:	That’s fantastic and then just a little last thing, and I may again, may have missed this as well. July/August/September, did you give the visits per month there?

Carey Hendrickson:	Yes, I’ll repeat them. Let me get that in front of me here. I know July was 32.2, 31.9 in August and then 32.7 in September.

Mike Petusky:
Then just the last second part of that question: there’s a lot of talking in the news media and around elections about sort of affordability, people getting squeezed by persisting inflation and the rest of it, are you guys seeing any evidence of that impacting sort of people later in therapy? Are you hearing anything? Are you picking up anything on that? Thanks.

Chris Reading:	What we have to look at is our duration of care, right? I mean that is the one objective measure that we have to look at. So duration of care hasn’t dropped, it’s not going backwards. It’s been very steady. Eric, I don’t know if you want to provide any other color on that?

Eric Williams:
No, Chris, that is spot on. I mean even when we went through some of those difficult periods two years ago with rapidly rising inflation and a concern that people are going to hang on to their dollars, we saw absolutely no variation in our durations and they continue to be strong and consistent through all 2025 as well.

Mike Petusky:	Okay, very good. Thanks, guys.

Carey Hendrickson:	Our volumes in October have been really, really good. So we haven’t seen a dip there.

Mike Petusky:	Right, thanks.

Chris Reading:	Thanks, Mike.

Operator:	Thank you and I’m showing no further questions at this time. I will now turn the program back over to our presenters for any additional or closing remarks.

Chris Reading:
Well, thank you everybody. We appreciate your time this morning. We always appreciate your questions. Carey and I are available later today, through the week and into next week of course for any follow-up so hope you have a great day. Thanks again, bye.

Carey Hendrickson:	Bye-bye.

Operator:	This does conclude today’s program. Thank you for your participation. You may disconnect at any time.

END